As filed with the Securities and Exchange Commission on May 14, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

U.S. Xpress Enterprises, Inc.

(Exact name of Registrant as specified in its charter)

Nevada	62-1378182
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

4080 Jenkins Road

Chattanooga, Tennessee 37421

(423) 510-3000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

U.S. Xpress Enterprises, Inc. 2002 Stock Incentive Plan

(Full title of the Plan)

Ray M. Harlin

Chief Financial Officer

U.S. Xpress Enterprises, Inc.

4080 Jenkins Road

Chattanooga, TN 37421

(423) 510-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copy to:

Steven R. Barrett, Esq.

Shumacker Witt Gaither & Whitaker, P.C.

1100 SunTrust Bank Building

736 Market Street

Chattanooga, Tennessee 37402

(423) 425-7138

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Class A Common Stock, $0.01 par value	1,000,000 shs.	$10.87	$10,870,000	$879.38

(1)	This figure represents the aggregate number of shares of Class A Common Stock being registered hereby for issuance pursuant to the U.S. Xpress Enterprises, Inc. 2002 Stock Incentive Plan (the “Plan”). There are also registered an undetermined number of additional shares of Common Stock that may become issuable under the Plan in the event of certain changes in the outstanding shares of Common Stock or in the capital structure of the Company, including any stock dividend, stock split, recapitalization or similar transaction.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Securities Act Rules 457(c) and 457(h), based on the average of the high and low prices reported for the Common Stock on the Nasdaq National Market on May 8, 2003.

PART I

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

Disclosure Concerning Absence of Arthur Andersen LLP Consent

On August 31, 2002, Arthur Andersen LLP voluntarily ceased to audit public companies and it is no longer licensed to practice as a public accountant. As a result, after a reasonable effort, we are unable to obtain the consent of Andersen for the incorporation by reference of the report dated January 29, 2002 included in our Annual Report on Form 10-K for the year ended December 31, 2002. Under these circumstances Rule 437a under the Securities Act of 1933 permits us to file a Registration Statement without a written consent from Andersen. We are not able to obtain the written consent of Andersen to incorporate this report by reference into this registration statement or into any of our previously filed registration statements on Form S-8, File numbers 33-91238, 33-94878, 33-99728 and 333-37795. Accordingly, investors will not be able to sue Andersen pursuant to Section 11 of the Securities Act relating to such registration statements and therefore may have their recovery limited as a result of the lack of consent. The ability of investors to recover from Andersen may also be limited as a result of their financial condition or other matters relating to the various civil and criminal lawsuits relating to them.

*	Information required by Part I to be contained in the Section 10(a) prospectus (other than the disclosure set forth above concerning the consent of Arthur Andersen LLP, which also will be included in the prospectus) is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8.

PART II

Item 3. Incorporation of Documents by Reference.

The following documents filed by U.S. Xpress Enterprises, Inc. (Commission File No. 0-24806) with the Securities and Exchange Commission are incorporated by reference in this Registration Statement:

(1)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

(2)	the Registrant’s Current Report on Form 8-K dated April 21, 2003; and

(3)	the description of the Registrant’s common stock set forth in the Registrant’s registration statement on Form 8-A filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendment or report filed for the purpose of updating any such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the effective date of this Registration Statement and prior to the filing of a post-effective amendment indicating that all the securities offered hereby have been sold, or deregistering all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

The Restated Articles of Incorporation of the Registrant, in Articles Eleventh and Twelfth, provide the following:

ELEVENTH. Any person made a party to any action, suit or proceeding by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation or of any corporation which he served as such at the request of the corporation, shall be indemnified by the corporation against the reasonable expenses, including attorneys’ fees, actually and necessarily incurred by him in connection with the defense of such action, suit or proceeding, or in connection with any appeal therein, except in relation to maters as to which it shall be adjudged in such action, suit or proceeding that such officer or director is liable for negligence or misconduct in the performance of his duties.

TWELFTH. To the fullest extent permitted by the Nevada General Corporation Law, as the same exists or may hereafter be amended, a director or officer of this corporation shall not be personably liable to the corporation or its shareholders for monetary damages for breach of his or her fiduciary duty as a director of officer.

To the fullest extent permitted by the Nevada General Corporation Law, as the same exists or may hereafter be amended, the corporation shall indemnify any person who is made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, by reason of the fact that such person is or was a director or officer of the corporation or of any of its subsidiaries, or is or was serving at the direction of the corporation in any such capacity with any other entity whatsoever.

The requirement that the corporation shall provide indemnification pursuant to this Article 12 shall not preclude any other or additional provision of indemnification, whether provided by law, by insurance, by agreement between this corporation and the parties to be indemnified or otherwise.

In addition to the rights of indemnification granted herein, this corporation shall, to the fullest extent now or hereafter permitted by the Nevada General Corporation Law, provide for the advancement of expenses as they are incurred by any director or officer of the corporation in the defense of any proceeding of the type described above, in advance of the final disposition of such proceeding.

The bylaws of the Registrant, in Article Eleven, provide the following:

Any director or officer, or the executor or administrator of any director of officer, is entitled to indemnification to the fullest extent permissible under the laws of this state.

With certain limitations, Section 78.7502 of the Nevada General Corporation Law permits a corporation to indemnify a director or officer who is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the Proceeding if either (i) he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the interests of the corporation, and, with respect to any criminal Proceeding, he had no reasonable cause to believe his conduct was unlawful; or (ii) he was not liable under Section 78.138 of the Nevada General Corporation Law (which section generally provides in relevant part that no director or officer of the corporation shall be liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that: (a) his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and (b) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law). Notwithstanding the foregoing, to the extent that a director or officer has been successful on the merits or otherwise in defense of any Proceeding or in defense of any claim, issue or matter therein, the corporation must indemnify such director or officer against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with such defense. Further, the corporation may not indemnify a director or officer in connection with a Proceeding by or in the right of the corporation in which the director or officer has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation unless a court of competent jurisdiction determines that in view of all the circumstances, such director or officer is fairly and reasonably entitled to indemnity for such expenses.

Section 78.751 of the Nevada General Corporation Law permits a corporation, pursuant to such corporation’s articles of incorporation or bylaws or by agreement, to provide that the expenses of officers and directors incurred defending any Proceeding be paid by the corporation as they are incurred and in advance of the final disposition of any such Proceeding upon receipt of an undertaking on behalf of such director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to be indemnified by the corporation.

Section 78.752 of the Nevada General Corporation Law permits a corporation to purchase and maintain insurance or to make certain other financial arrangements (subject to limitations prescribed therein) on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

The Registrant maintains directors’ and officers’ liability insurance policies.

Item 7. Exemption From Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit
4.1

U.S. Xpress Enterprises, Inc. 2002 Stock Incentive Plan, (attached as Appendix A to the Proxy Statement for the Registrant’s Annual Meeting of Shareholders held May 14, 2002, previously filed with the Commission and incorporated herein by reference).

5.1	Opinion of Shumacker Witt Gaither & Whitaker, P.C., counsel to the Registrant.

23.1	Consent of Shumacker Witt Gaither & Whitaker, P.C. (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

24	Powers of Attorney (included in Signatures page of this Registration Statement).

Item 9. Undertakings

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3 or Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chattanooga, State of Tennessee on May 13, 2003.

U.S. XPRESS ENTERPRISES, INC.

By:	/s/ RAY M. HARLIN
Ray M. Harlin Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes Max L. Fuller, Patrick E. Quinn and Ray M. Harlin, and each of them, as attorneys-in-fact with full power of substitution, to sign in his name and behalf individually and in each capacity designated below, and to file with the Securities and Exchange Commission any amendments, including post-effective amendments, to this Registration Statement, granting unto said attorneys-in-fact and their substitutes full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and their substitutes may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ PATRICK E. QUINN	Co-Chairman of the Board of Directors,	May 13, 2003
Patrick E. Quinn	President and Treasurer

/s/ MAX L. FULLER	Co-Chairman of the Board of Directors,	May 13, 2003
Max L. Fuller	Vice President and Secretary

/s/ RAY M. HARLIN	Director, Executive Vice President of	May 13, 2003
Ray M. Harlin	Finance and Chief Financial Officer (principal financial and accounting officer)

/s/ JEFFREY S. WARDEBERG	Director, Executive Vice President	May 13, 2003
Jeffrey S. Wardeberg	of Operations

/s/ JAMES E. HALL	Director	May 13, 2003
James E. Hall

/s/ ROBERT J. SUDDERTH, JR.	Director	May 11, 2003
Robert J. Sudderth, Jr.

John W. Murrey, III	Director	May , 2003